                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  -----------

                                 SCHEDULE 13G
                                (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)

                           Efficient Networks, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   28205610
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                March 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [   ]   Rule 13d-1(b)
                             [ X ]   Rule 13d-1(c)
                             [   ]   Rule 13d-1(d)

CUSIP NO. 28205610                13G                        Page 2 of 5 Pages
===============================================================================

1     NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      CABLETRON SYSTEMS, INC., Taxpayer Identification Number: 042797263
------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
3     SEC USE ONLY



------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION


      STATE OF DELAWARE, U.S.A.
------------------------------------------------------------------------------
                   5      SOLE VOTING POWER

     NUMBER OF

      SHARES       -----------------------------------------------------------
                   6      SHARED VOTING POWER
   BENEFICIALLY
                          0 SHARES
     OWNED BY
                   -----------------------------------------------------------
       EACH        7      SOLE DISPOSITIVE POWER

    REPORTING             0 SHARES

      PERSON       -----------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER
       WITH

------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 SHARES
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CORPORATION

------------------------------------------------------------------------------

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   SCHEDULE 13G
   ------------
   Item 1(a)  Name of Issuer:
              --------------
              Efficient Networks, Inc.

        1(b)  Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              4849 Alpha Road
              Dallas, TX  75244

   Item 2(a)  Name of Person Filing:
              ---------------------
              Cabletron Systems, Inc.

        2(b)  Address of Principal Business Office or, if none, Residence:
              -----------------------------------------------------------
              35 Industrial Way
              Rochester, NH  03867

        2(c)  Citizenship:
              -----------
              Cabletron Systems, Inc. is incorporated in the State of Delaware.

        2(d)  Title of Class of Securities:
              -----------------------------
              Common Stock

        2(e)  CUSIP Number:
              ------------
              28205610

   Item 3  If this statement is filed pursuant to Rules 13d-1(b) or

           13d-2(b) or (c), check whether the person filing is a:

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
        (b) [  ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
        (e) [  ] An investment adviser in accordance with
                 (S) 240.13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with (S) 240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with (S) 240.13d-1(b)(1)(ii)(G);
        (h) [  ] A savings associations as defined in Section 3(b) of the
                 Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i) [  ] A church plan that is excluded from the definition of an investment company under section

        (j) [  ] Group, in accordance with (S) 240.13d-1(b)(1)(ii)(J).

                 If this statement is filed pursuant to (S) 240.13d-1(c),
                 check this box.                                    [ X }

                               Page 3 of 5 Pages

        Item 4

        (a)      Amount beneficially owned: 0 shares

       4(b)      Percent of Class: 0%

       4(c)      Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote:
           (ii)  shared power to vote or to direct the vote: 0 shares
           (iii) sole power to dispose or to direct the disposition of: 0 shares
           (iv)  shared power to dispose or to direct the disposition of:

        Item 5   Ownership of Five Percent or less of a Class:

     If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

        Item 6 Ownership of more than Five Percent on behalf of another person:
                 NOT APPLICABLE.

        Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                 Company:
                 NOT APPLICABLE.

        Item 8   Identification and Classification of Members of the Group:
                 NOT APPLICABLE.

        Item 9   Notice of Dissolution of Group:
                 NOT APPLICABLE.

        Item 10  Certifications:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 4 of 5 Pages
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After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                    CABLETRON SYSTEMS, INC.

                                    By:  /s/ David J. Kirkpatrick
                                       --------------------------
                                    Name:  David J. Kirkpatrick
                                    Title: Executive Vice President & Chief
                                           Financial Officer

Dated: April 10, 2001.


                               Page 5 of 5 Pages